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                                 LOAN AGREEMENT

                           Dated as of March 18, 1999


MEDICAL ACTION INDUSTRIES INC., a Delaware corporation, having its principal place of business at 150 Motor Parkway, Hauppauge, New York 11788 (the "Borrower") and EUROPEAN AMERICAN BANK, a New York banking corporation, having an office at 730 Veterans Memorial Highway, Hauppauge, New York 11788 (the "Bank") hereby agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Accounts" shall mean those accounts arising out of the sale or lease of goods or the rendition of services by the Borrower.

"Account Debtor" shall mean the Person who is obligated on or under an Account.

"Adjusted Borrowing Base" means (i) the Borrowing Base minus (ii) the L/C Exposure minus (iii) the B/A Exposure.

"Affiliate" means, as to any Person (i) a Person which directly or indirectly controls, or is controlled by, or is under common control with, such Person;
(ii) a Person which directly or indirectly beneficially owns or holds ten (10%) percent or more of any class of voting stock of, or ten (10%) percent or more of the equity interest in, such Person; or (iii) a Person ten (10%) percent or more of the voting stock of which, or ten (10%) or more of the equity interest of which, is directly or indirectly beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Aggregate Outstandings" means, at any time, the aggregate of (i) the principal amount of outstanding Revolving Credit Loans, (ii) the outstanding principal

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balance of the Term Loan Note, (iii) L/C Exposure, and (iv) the B/A Exposure.

"Agreement" means this Loan Agreement, as amended, supplemented or modified from time to time.

"Bankers Acceptance" means presigned drafts received by the Bank for the Borrower's account drawn on the Bank by or on behalf of the Borrower but shall be blank as to amount, date of issue, maturity date and details of the underlying transaction.

"B/A Documents" means all documents required to be executed and delivered by the Borrower in connection with Bankers Acceptances in accordance with the usual and customary practices of the Bank.

"B/A Exposure" means, at any time, the aggregate amount of all outstanding Bankers Acceptances.

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrowing Base" means the sum of eighty (80%) of the Borrower's Eligible Accounts Receivable, plus (ii) the lesser of (x) fifty five (55%) percent of the Borrower's Eligible Inventory or (y) $9,000,000.00.

"Borrowing Base Certificate" means a certificate evidencing the Borrowing Base, with appropriate calculations therefor in form and substance satisfactory to the Bank.

"Business Day" means a day of the year on which banks are not required or authorized to close in New York City, provided that, if the relevant day relates to a Eurodollar Loan, a Eurodollar Interest Period, or notice with respect to a Eurodollar Loan, the term "Business Day" shall mean a day on which dealings in dollar deposits are also carried on in the London Interbank Market and banks are open for business in London.

"Capital Base" means sum of the Borrower's (i) capital surplus plus (ii) earned surplus, plus (iii) capital stock, minus (iv) intangible assets, minus (v) goodwill, minus (vi) treasury stock, minus (vii) officer and employee loan receivables, minus, (viii) joint venture investments, minus (ix) advances and assets held for disposition.

"Capital Expenditures" means, as to any Person, the aggregate amount of any expenditures (including purchase money Liens) by such Person for assets


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(including fixed assets acquired under Capital Leases) which it is contemplated will be used or usable in fiscal years subsequent to the year of acquisition.

"Capital Lease" means a lease which has been or should be, in accordance with GAAP, capitalized on the books of the lessee.

"Cash Flow Leverage Ratio" means the ratio of Senior Debt to EBITDA.

"Cash Flow Recapture" means the obligation of the Borrower to make a Cash Flow Recapture Payment based on the existence of Excess Cash Flow, beginning with Excess Cash Flow for the fiscal year ending March 31, 2000."

"Cash Flow Recapture Payment" means, for any fiscal year of the Borrower, one hundred (100%) percent of the Excess Cash Flow for any fiscal year.

"Collateral" means all property which is subject or is to be subject to the Lien granted by the Security Agreement.

"Commitment" means the Bank's obligation to make Revolving Credit Loans to the Borrower pursuant to the terms and conditions of this Agreement and to convert the outstanding balance of such Revolving Credit Loans to the Converted Term Loan on the Conversion Date.

"Debt" means, as to any Person, (i) all indebtedness or liability of such Person for borrowed money; (ii) indebtedness of such Person for the deferred purchase price of property or services (including trade obligations); (iii) obligations of such Person as a lessee under Capital Leases; (iv) current liabilities of such Person in respect of unfunded vested benefits under any Plan; (v) obligations of such Person under letters of credit issued for the account of such Person; (vi) obligations of such Person arising under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (viii) obligations secured by any Lien on property owned by such Person whether or not the obligations have been assumed; and (ix) all other liabilities recorded as such, or which should be recorded as such, on such Person's financial statements in accordance with GAAP.

"Default" means any of the events specified in Section 6.01 of this Agreement, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.


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"Dollars" and the sign "$" mean lawful money of the United States of America.

"EBITDA" means, as to the Borrower for any period, the sum of (i) net income (excluding extraordinary gains and losses), plus (ii) interest expense, plus
(iii) depreciation expense, plus (iv) amortization of intangible assets plus (v) federal, state and local income taxes deducted in calculating net income, plus
(vi) deferred compensation, computed in accordance with GAAP.

"Eligible Accounts Receivable" means (i) Accounts which are due and payable within ninety (90) days from the original date of invoice (120 days in the case of Accounts due from hospitals); (ii) Accounts due from Johnson & Johnson, whether domestic or foreign; (iii) the proceeds of Accounts consisting of deposits awaiting collection; (iv) Accounts with respect to which the Account Debtor is not domiciled in the United States of America (other than Accounts due from Johnson & Johnson) of less than $500,000.00 in the aggregate, each of which have been validly assigned to the Bank and comply with all of the terms, conditions, warranties and representations made to the Bank under this Agreement and the other Loan Documents; but Eligible Accounts Receivable shall not include the following: (a) Accounts with respect to which the Account Debtor is an officer, director, employee, or agent of the Borrower or an Affiliate; (b) Accounts with respect to which goods are placed on consignment, guaranteed sale, bill-and-hold, repurchase or return, or other terms by reason of which the payment of the Account Debtor may be conditional; (c) Accounts arising from progress billings, invoices for deposits, and rebills of amounts previously credited to the extent of credits issued more than fifteen (15) days prior to such rebill; (d) Accounts with respect to which the Account Debtor is not domiciled in the United States of America (other than Accounts due from Johnson & Johnson) in excess of $500,000.00 in the aggregate unless such excess is fully secured by an irrevocable letter of credit acceptable to the Bank and assigned to the Bank; (e) Accounts with respect to which the sale is on an installment sale, lease or other extended payment basis; (f) Accounts with respect to which the Account Debtor is a federal governmental authority unless such governmental authority is the United States of America or any department, agency or instrumentality of the United States, and the Borrower complies with the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 203 et seq.);
(g) Accounts with respect to which the Account Debtor is a Subsidiary of, Affiliate of, or has common officers or directors with the Borrower; (h) Accounts with respect to which the Bank does not for any reason have a perfected first priority Lien; (i) Accounts with respect to which the Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor for goods sold


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or services rendered by the Account Debtor to the Borrower, to the extent of the
Borrower's existing or potential liability to such Account Debtor; (j) Accounts with respect to which the Account Debtor has disputed any liability, or the Account Debtor has made any claim with respect to any other Account due to the Borrower, or the Account is otherwise subject to any right of setoff, deduction, breach of warranty or other defense, dispute or counterclaim by the Account Debtor; (k) that portion of any Accounts representing late fees, service charges or interest, but only to the extent of such portion; (l) Accounts owed by any Account Debtor which is insolvent or is the subject of an insolvency proceeding;
(m) that portion or any Accounts represented by contract rights, documents, instruments, chattel paper or general intangibles; and (n) Accounts due from an Account Debtor which is more than ninety (90) days past due (120 days in the case of Accounts due from hospitals) on twenty five (25%) percent or more of its total Accounts to the Borrower. References to percentages of all Accounts are based on dollar amount of Accounts, and not number of Accounts.

"Eligible Inventory" shall mean all unencumbered inventory of raw materials, inventory in transit, all finished goods and shall not include work in process, packaging material and inventory held outside of the territorial jurisdiction of the United States of America.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and the published interpretations thereof as in effect from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which together with any other Person would be treated, with such Person, as a single employer under Section 4001 of ERISA.

"Eurocurrency Reserve Requirement" means, with respect to the Reserve Adjusted LIBOR Rate for an Interest Period, the aggregate (without duplication) daily average of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, marginal, supplemental or emergency reserves) under any regulation (including, but without limitation, Regulation D) promulgated by the Board of Governors (or any successor thereto or other governmental authority having jurisdiction over the
Bank) by the Agent against "Eurocurrency liabilities" (as such term is used in Regulation D), but without benefit or credit for proration, exemptions or offsets that might otherwise be available to the Bank from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency


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Reserve Requirement shall reflect any other reserves required to be maintained by the Bank against (1) any category of liabilities that includes deposits by reference to which the Reserve Adjusted LIBOR Rate is to be determined; or (2) any category of extension of credit or other assets that include loans bearing a Reserve Adjusted LIBOR Rate. As of the date of this Agreement there are no Eurocurrency Reserve Requirements in effect.

"Eurodollar Loan" means a Loan bearing interest at an interest rate determined with reference to the Reserve Adjusted LIBOR Rate in accordance with the provisions of Article II hereof.

"Event of Default" means any of the events specified in Section 6.01 of this Agreement, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

"Excess Cash Flow" means (i) one hundred (100%) percent of the proceeds of all equity issues, subordinated debt and asset sales (other than sale of assets in the ordinary course of business) of the Borrower plus (ii) fifty (50%) percent of the Borrower's EBITDA minus the current portion of long term Debt, cash interest, cash taxes and unfunded Capital Expenditures.

"Field Examination" means an examination of the accounts receivable and inventory of the Borrower and all other Collateral subject to the Lien of the Security Agreement, and all books and records and other information relating thereto, financial or otherwise, to be performed by employees or other representatives of the Bank.

"Fixed Charge Coverage Ratio" means, as to the Borrower for any period, the ratio of (i) EBITDA for such period to (ii) the sum of (x) interest expense for such period plus, (y) the principal amount of long term Debt (excluding the Revolving Credit Loans) scheduled to be paid during such period.

"GAAP" means Generally Accepted Accounting Principles.

"Generally Accepted Accounting Principles" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of a Person, except that any accounting principle or practice required to be changed by the


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FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Borrower and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of the independent accountants selected by the Borrower and approved by the Bank for the purpose of auditing the periodic financial statements of the Borrower.

"Guarantor" or Guarantors" means one or more of the Persons required to guarantee the obligations of the Borrower in accordance with Section 5.01(l) of this Agreement.

"Guaranty" or "Guaranties" means the guaranty or guaranties executed and delivered by the Guarantors pursuant to Section 5.01 (l) of this Agreement.

"Hazardous Materials" includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et. seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

"Interest Determination Date" means the date on which a Prime Rate Loan is converted to a Eurodollar Loan and, in the case of a Eurodollar Loan, the last day of the applicable Interest Period.

"Interest Payment Date" means (i) as to each Eurodollar Loan, the first Business Day of each month during the applicable Interest Period and the last day of each Interest Period, and (ii) as to each Prime Rate Loan, the first Business Day of each month.

"Interest Period" means, as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may elect (or, if there is no numerically corresponding day, on the last Business Day of such month); provided, however, (i) with respect to a Revolving Credit Loan, no Interest Period shall end later than the Revolving Credit Maturity


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Date, (ii) with respect to the Term Loan, no Interest Period shall end later than the Term Loan Maturity Date, (iii) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iv) no Interest Period in respect of a Eurodollar Loan representing a portion of the principal required to be paid in accordance with Section 2.04 may be selected unless the outstanding Prime Rate Loans and Eurodollar Loans for which the relevant Interest Periods end on or prior to the date of such payment are in an aggregate amount which will be sufficient to make such payment, (v) interest shall accrue from and including the first day of such Interest Period to but excluding the date of payment of such interest pursuant to Section 2.05 or 2.11, and (vi) no Interest Period of particular duration with respect to a Eurodollar Loan may be selected by the Borrower if the Bank determines, in its sole discretion, that Eurodollar Loans with such maturities are not generally available.

"Investment" means any stock, evidence of Debt or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of loans made to others (except for current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms in the ordinary course of business) and any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment or option to make any such purchase, or any other investment.

"Letters of Credit" means documentary letters of credit and standby letters of credit issued by the Bank for the account of the Borrower pursuant to the terms and conditions of this Agreement.

"L/C Documents" means all documents required to be executed and delivered by the Borrower in connection with the issuance of Letters of Credit in accordance with the usual and customary practices of the Bank.

"L/C Exposure" means, at any time, the aggregate of (i) the amount available to be drawn on all outstanding Letters of Credit, and (ii) the amount of any payments made by the Issuing Bank under any Letters of Credit that has not been reimbursed by the Borrower.

"Leverage Ratio" means, as to the Borrower, the ratio of (i) Total Unsubordinated Liabilities to (ii) Capital Base.


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"LIBOR Applicable Margin" shall have the meaning set forth in Sections 2.16 of this Agreement.

"LIBOR Rate" means the rate per annum identified as the LIBOR Rate for a requested Interest Period as published on page 3750 of the Dow Jones Telerate service.

"Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

"Loan" or Loans" means the Revolving Credit Loans and the Term Loan.

"Loan Documents" means this Agreement, the Notes, the Guaranties, the Security Agreements, the L/C Documents, the B/A Documents and any other document executed or delivered pursuant to this Agreement.

"Material Adverse Change" means, as to any Person, (i) a material adverse change in the financial condition, business, operations, properties or results of operations of such Person or (ii) any event or occurrence which could have a material adverse effect on the ability of such Person to perform its obligations under the Loan Documents.

"Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Borrower or any ERISA Affiliate.

"Note" or "Notes" means the Term Loan Note, the Revolving Credit Note or any or all of the same as the context may require.

"Overadvance" means one or more Revolving Credit Loans made during the Overadvance Period.

"Overadvance Period" means the period commencing on the date hereof and ending on June 30, 1999 during which the aggregate of all Revolving Credit


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Loans, B/A Exposure and L/C Exposure exceeds the Borrowing Base by a sum not greater than $1,200,000.00.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Acquisition" means an acquisition by the Borrower by merger, consolidation or by purchase of a voting majority of the stock of another Person or the purchase of all or substantially all of the assets of another Person (or of a division or other operating component of another Person) (an "Acquisition") if all of the following conditions are met:

(i) The Acquisition is identified as a "Permitted Acquisition" by the Borrower in writing to the Bank;

(ii) The Person to be acquired is domiciled in, and generates the majority of its revenues from sources within, the United States;

(iii) The majority of such Person's revenue is derived from the manufacturing, marketing and distribution of medical related products;

(iv) The Bank shall have received a certificate signed by the principal accounting officer of the Borrower to the effect that (and including calculations indicating that) on a pro forma basis after giving effect to the
Acquisition: (a) all representations and warranties contained in the Loan Documents will remain true and correct, (b) the Borrower will remain in compliance with all covenants contained in the Loan Documents, and (c) no Default or Event of Default has occurred and is continuing or will occur as a result of the consummation of the Acquisition; and

(v) The Bank shall have received a set of projections setting forth in reasonable detail (with those stated assumptions set forth below) the pro forma effect of the Acquisition and showing compliance by the Borrower with all covenants set forth in Section 5.03 of this Agreement for the next succeeding quarter. The projections to be delivered hereunder shall include and specify the assumptions used to prepare such projections regarding growth of sales, margins on sales and cost savings resulting from the Acquisition.

"Permitted Investments" means, (i) direct obligations of the United States of America or any governmental agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (ii) time certificates of deposit having a


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maturity of one year or less issued by any commercial bank organized and existing under the laws of the United States or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000.00; (iii) money market mutual funds having assets in excess of $2,500,000,000; (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively; or (v) tax exempt securities rated Prime 2 or better by Moody's Investor Services, Inc. or A-1 or better by Standard & Poor's Corporation.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a federal, state or local government, or a political subdivision thereof or any agency of such government or subdivision.

"Plan" means any employee benefit plan established, maintained, or to which contributions have been made by the Borrower or any ERISA Affiliate.

"Prime Applicable Margin" shall have the meaning set forth in Sections 2.16 of this Agreement.

"Prime Rate" means the fluctuating rate per annum equal to the rate of interest publicly announced by the Bank at its principal office from time to time as its Prime Rate, each change in the Prime Rate to be effective on the date such change is announced to be effective.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

"Regulation D" means Regulation D of the Board of Governors, as the same may be amended and in effect from time to time.

"Regulation G" means Regulation G of the Board of Governors, as the same may be amended and in effect from time to time.

"Regulation T" means Regulation T of the Board of Governors, as the same may be amended and in effect from time to time.

"Regulation U" means Regulation U of the Board of Governors, as the same may be amended and in effect from time to time.


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"Regulation X" means Regulation X of the Board of Governors, as the same may be amended and in effect from time to time.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Reserve Adjusted LIBOR Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum determined by the Bank to be equal to the quotient of (a) the LIBOR Rate divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirement as determined by the Bank on the date the Reserve Adjusted LIBOR Rate is determined.

"Revolving Credit Loans" shall have the meaning assigned to such term in Section
2.08 of this Agreement.

"Revolving Credit Maturity Date" means March 31, 2003.

"Revolving Credit Note" means a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit A annexed hereto, evidencing the aggregate indebtedness of the Borrower to the Bank resulting from Revolving Credit Loans made by the Bank to the Borrower pursuant to this Agreement.

"Security Agreement" means the security agreement to be executed and delivered pursuant to Section 3.01(f) of this Agreement.

"Senior Debt" means Debt for borrowed money and the deferred purchase price of property or services, Debt evidenced by bonds, debentures, notes or other similar instruments, obligations and liabilities secured by a Lien on property owned, guaranteed obligations, obligations arising from conditional sales contracts, obligations under Capital Leases, and obligations in respect to Bankers Acceptances. Senior Debt shall not include accounts payable or accrued liabilities.

"Subordinated Debt" means Debt of any Person, the repayment of which the obligee has agreed in writing, on terms which have been approved by the Bank in advance in writing, shall be subordinate and junior to the rights of the Bank with respect to Debt owing from such Person to the Bank.

"Subsidiary" means, as to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by


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reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership or joint venture, of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more Subsidiaries of such Person.

"Tangible Net Worth" means, as to any Person, the excess of (i) such Person's Total Assets, less all intangible assets properly classified as such in accordance with GAAP, including, but without limitation, patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits and goodwill, over (ii) such Person's Total Liabilities.

"Term Loan" shall have the meaning assigned in Section 2.01 hereof.

"Term Loan Note" means a promissory note of the Borrower payable to the order of the Bank, in substantially the form of Exhibit B annexed hereto, evidencing the indebtedness of the Borrower to the Bank resulting from the Term Loan made by the Bank to the Borrower pursuant to the Agreement.

"Total Assets" means, as to any Person, the aggregate net book value of the assets of such Person after all appropriate adjustments in accordance with GAAP (including without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization and excluding the amount of any write-up or revaluation of any asset), computed in accordance with GAAP.

"Total Liabilities" means, as to any Person, all of the liabilities of such Person, including all items which, in accordance with GAAP would be included on the liability side of the balance sheet (other than capital stock, treasury stock, capital surplus and retained earnings) computed and consolidated in accordance with GAAP.

"Total Unsubordinated Liabilities" means, as to any Person, the excess of (i) such Person's Total Liabilities over (ii) such Person's Subordinated Debt.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to and including".

SECTION 1.03. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it


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under GAAP.


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                                   ARTICLE II

                          AMOUNT AND TERMS OF THE LOANS

SECTION 2.01. The Term Loan. The Bank agrees, on the date of this Agreement, on the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, to lend to the Borrower the principal amount of Six Million ($6,000,000.00) Dollars, and the Borrower agrees to borrow such amount from the Bank by executing and delivering to the Bank the Term Loan Note. The Term Loan, or portions thereof, shall be a Prime Rate Loan or a Eurodollar Loan (or a combination thereof) as the Borrower may request subject to and in accordance with Section 2.02 hereof. The Bank may at its option make any Eurodollar Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the Term Loan Note.

SECTION 2.02. Notice of Term Loan Designations. (a) The Borrower may elect to designate the Term Loan (or a portion thereof) as a Prime Rate Loan or a Eurodollar Loan by so specifying in the irrevocable notice given pursuant to this Section 2.02; provided, however, that each Eurodollar Loan for any specific Interest Period shall be in the minimum principal amount of $1,000,000.00 and in minimum increased multiples of $100,000.00.

(b) The Borrower shall give the Bank irrevocable written, telex, telephonic (immediately confirmed in writing) or facsimile notice (i) at least three (3) Business Days prior to each election to designate the Term Loan (or a portion thereof) as a Eurodollar Loan (subject to availability), and (ii) prior to 11:00 a.m. on the day of such Loan of each election to designate the Term Loan (or a portion thereof) as a Prime Rate Loan, in each case specifying the date (which shall be a Business Day) and the aggregate principal amount of such Loan and, if any portion thereof is to consist of one or more Eurodollar Loans, the respective principal amounts and Interest Periods for each such Eurodollar Loan; provided that:

(i) if the Borrower shall fail to specify the duration of an Interest Period with regard to any Eurodollar Loan in its notice, the Interest Period shall be for a period of one month; and

(ii) if the Borrower shall request a Eurodollar Loan when such Loans are not available, the request shall be deemed to be a request for a Prime Rate Loan.


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(c) There shall be no more than five (5) Eurodollar Loans (whether the Term Loan or Revolving Credit Loans) outstanding at any one time. If the Borrower shall request a Eurodollar Loan when there are already five (5) Eurodollar Loans outstanding, the request shall be deemed to be a request for a Prime Rate Loan.

SECTION 2.03. Term Loan Note. The Term Loan shall be evidenced by the Term Loan Note of the Borrower. The Term Loan Note shall be dated the date hereof and shall mature on the Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Term Loan Note shall be entitled to the benefits and subject to the provisions of this Agreement.

SECTION 2.04. Repayment of Term Loan Note. The principal balance of the Term Loan Note shall be payable in twenty four (24) quarterly installments, each due on the last Business Day of each calendar quarter beginning on the July 1, 2000 and continuing on the first Business Day of each calendar quarter thereafter. Each of the first twenty three (23) such quarterly principal installments shall be in the amount of Two Hundred Fifty Thousand ($250,000.00) Dollars and the final such quarterly principal installment shall be in an amount equal to the then outstanding principal balance of the Term Loan Note.

SECTION 2.05. Payment of Interest on the Term Loan Note.

(a) In the case of a Prime Rate Loan, interest shall be payable at a rate per annum equal to the Prime Rate plus the Prime Applicable Margin, if any. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Prime Rate Loan and on the Term Loan Maturity Date. Any change in the rate of interest on the Revolving Credit Note due to a change in the Prime Rate or a change in the Prime Applicable Margin shall take effect as of the date of such change in the Prime Rate or Prime Applicable Margin, as applicable.

(b) In the case of a Eurodollar Loan, interest shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Adjusted LIBOR Rate plus the LIBOR Applicable Margin. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Eurodollar Loan, on each Interest Determination Date and on the Maturity Date. In the event Eurodollar Loans are available, the Bank shall determine the rate of


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interest applicable to each requested Eurodollar Loan for the applicable
Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, two (2) Business Days prior to the commencement of such Interest Period and shall notify the Borrower of the rate of interest so determined. Such determination shall be conclusive absent manifest error.

SECTION 2.06. Conversion and Continuation of Loans. The Borrower shall have the right, at any time, on such notice to the Bank as is required pursuant to Sections 2.02 and 2.09, (i) to continue any Eurodollar Loan or portion thereof into a subsequent Interest Period (subject to availability) or (ii) to convert a Prime Rate Loan into a Eurodollar Loan (subject to availability), subject to the following:

(a) if an Event of Default shall have occurred and be continuing at the time of any proposed conversion or continuation only Prime Rate Loans shall be available;

(b) in the case of a continuation or conversion of fewer than all Loans, the aggregate principal amount of each Eurodollar Loan continued or into which a Loan is converted shall be in the minimum principal amount of $1,000,000.00 and in minimum increased multiples of $100,000.00;

(c) each continuation or conversion shall be effected by the Bank applying the proceeds of the new Loan to the Loan (or portion thereof) being continued or converted;

(d) if the new Loan made as a result of a continuation or conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of continuation or conversion;

(e) each request for a Eurodollar Loan which shall fail to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month and each request for a Eurodollar Loan made when such Loans are not available shall be deemed to be a request for a Prime Rate Loan;

(f) unless sufficient Prime Rate Loans are outstanding or other Eurodollar Loans are outstanding with Interest Periods expiring prior to the next scheduled installment payment of the Term Loan Note, and are sufficient to enable the Borrower to make such installment payment, any Eurodollar Loan, a portion of which is required to be repaid on any such installment payment date shall be


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automatically converted at the end of such Interest Period into an Prime Rate
Loan;

(g) in the event that the Borrower shall not give notice to continue a Eurodollar Loan as provided above, such Loan shall automatically be converted into a Prime Rate Loan at the expiration of the then current Interest Period.

SECTION 2.07. Use of Proceeds. The proceeds of the Term Loan shall be used by the Borrower to fund the acquisition of certain assets of the medical products division of Acme United Corp. No part of the proceeds of the Term Loan may be used for any purpose that directly or indirectly violates or is inconsistent with, the provisions of Regulation G, T, U or X.

SECTION 2.08. The Revolving Credit Loans. The Bank agrees, on the date of this Agreement, on the terms and conditions of this Agreement and in reliance upon the representations and warranties set forth in this Agreement, to lend to the Borrower prior to the Revolving Credit Maturity Date such amounts as the Borrower may request from time to time (individually, a "Revolving Credit Loan" or collectively, the "Revolving Credit Loans"), which amounts may be borrowed, repaid and reborrowed; provided, however, that the aggregate amount of such Revolving Credit Loans plus L/C Exposure plus B/A Exposure outstanding at any one time shall not exceed:

(a) during the Overadvance Period, the lesser of (i) Fourteen Million ($14,000,000.00) Dollars (the "Commitment"), or (ii) the Adjusted Borrowing Base plus $1,200,000.00,

(b) for the period commencing July 1, 1999 through March 31, 2002, the lesser of
(i) Fourteen Million ($14,000,000.00) Dollars, or (ii) the Adjusted Borrowing Base, and

(c) for the period commencing April 1, 2002 and thereafter, the lesser of (i) Fourteen Million ($14,000,000.00) Dollars, or (ii) the Adjusted Borrowing Base minus the outstanding principal balance of the Term Loan in each case such lesser amount to be the maximum amount of the Bank's Commitment, or such lesser amount of the Commitment as may be reduced pursuant to Section 2.14 hereof.

Each Revolving Credit Loan shall be a Prime Rate Loan or a Eurodollar Loan (or a combination thereof) as the Borrower may request subject to and in


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accordance with Section 2.09. The Bank may at its option make any Eurodollar
Loan by causing a foreign branch or affiliate to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of the Revolving Credit Note. Subject to the other provisions of this Agreement, Revolving Credit Loans of more than one type may be outstanding at the same time.

SECTION 2.09. Notice of Revolving Credit Loans.

(a) The Borrower shall give the Bank irrevocable written, telex, telephonic (immediately confirmed in writing) or facsimile notice (i) at least three (3) Business Days prior to each Revolving Credit Loan comprised in whole or in part of one or more Eurodollar Loans (subject to availability), and (ii) prior to 11:00 a.m. on the day of each Revolving Credit Loan consisting solely of a Prime Rate Loan. Such notice shall specify the date of such borrowing, the amount thereof and whether such Loan is to be (or what portion or portions thereof are to be) a Prime Rate Loan or a Eurodollar Loan and, if such Loan or any portion thereof is to consist of one or more Eurodollar Loans, the principal amounts thereof and Interest Period or Interest Periods with respect thereto. If no election as to a type of Loan is specified in such notice, such Loan (or portion thereof as to which no election is specified) shall be a Prime Rate Loan. If no election as to the Interest Period is specified in such notice with respect to any Eurodollar Loan, the Borrower shall be deemed to have selected an Interest Period of one month's duration and if a Eurodollar Loan is requested when such Loans are not available, the Borrower shall be deemed to have requested a Prime Rate Loan.

(b) The Borrower shall have the right, on such notice to the Bank as is required pursuant to (a) above, (i) to continue any Eurodollar Loan or a portion thereof into a subsequent Interest Period (subject to availability), and (ii) to convert a Prime Rate Loan into a Eurodollar Loan (subject to availability) subject to the following:

(a) if an Event of Default shall have occurred and be continuing at the time of any proposed conversion or continuation only Prime Rate Loans shall be available;

(b) in the case of a continuation or conversion of fewer than all Loans, the aggregate principal amount of each Eurodollar Loan continued or into which a Loan is converted shall be in the minimum principal amount of $1,000,000.00 and in minimum increased multiples of $100,000.00;


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(c) each continuation or conversion shall be effected by the Bank applying the proceeds of the new Loan to the Loan (or portion thereof) being continued or converted;

(d) if the new Loan made as a result of a continuation or conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of continuation or conversion;

(e) each request for a Eurodollar Loan which shall fail to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month and each request for a Eurodollar Loan made when such Loans are not available shall be deemed to be a request for an Prime Rate Loan; and

(f) in the event that the Borrower shall not give notice to continue a Eurodollar Loan as provided above, such Loan shall automatically be converted into a Prime Base Rate Loan at the expiration of the then current Interest Period.

(g) There shall be no more than five (5) Eurodollar Loans (whether the Term Loan or Revolving Credit Loans) outstanding at any one time. If the Borrower shall request a Eurodollar Loan when there are already five (5) Eurodollar Loans outstanding, the request shall be deemed to be a request for a Prime Rate Loan.

SECTION 2.10. Revolving Credit Note. Each Revolving Credit Loan shall be (i) in the case of each Prime Rate Loan, in the minimum principal amount of $100,000.00, and in minimum increased multiples of $50,000.00, and (ii) in the case of each Eurodollar Loan, in the minimum principal amount of $1,000,000.00 and in minimum increased multiples of $100,000.00 (except that, if any such Prime Rate Loan so requested shall exhaust the remaining available Commitment, such Prime Rate Loan may be in an amount equal to the amount of the remaining available Commitment). Each Revolving Credit Loan shall be evidenced by the Revolving Credit Note of the Borrower. The Revolving Credit Note shall be dated the date hereof and be in the principal amount of Fourteen Million ($14,000,000.00) Dollars, and shall mature on the Revolving Credit Maturity Date, at which time the entire outstanding principal balance and all interest thereon shall be due and payable. The Revolving Credit Note shall be entitled to the benefits and subject to the provisions of this Agreement.

At the time of the making of each Revolving Credit Loan and at the time of each payment of principal thereon, the holder of the Revolving Credit Note is hereby authorized by the Borrower to make a notation on the schedule annexed to the


20

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Revolving Credit Note of the date and amount, and the type and Interest Period of the Revolving Credit Loan or payment, as the case may be. Failure to make a notation with respect to any Revolving Credit Loan shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Revolving Credit Note with respect to such Revolving Credit Loan, and any payment of principal on the Revolving Credit Note by the Borrower shall not be affected by the failure to make a notation thereof on said schedule.

SECTION 2.11. Payment of Interest on the Revolving Credit Notes. (a) In the case of a Prime Rate Loan, interest shall be payable at a rate per annum equal to the Prime Rate. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Prime Rate Loan and on the Revolving Credit Maturity Date. Any change in the rate of interest on the Revolving Credit Note due to a change in the Prime Rate shall take effect as of the date of such change in the Prime Rate.

(b) In the case of a Eurodollar Loan, interest shall be payable at a rate per annum equal to the Reserve Adjusted LIBOR Rate plus the LIBOR Applicable Margin. Such interest shall be payable on each Interest Payment Date, commencing with the first Interest Payment Date after the date of such Eurodollar Loan and on the Revolving Credit Maturity Date. In the event Eurodollar Loans are available, the Bank shall determine the rate of interest applicable to each requested Eurodollar Loan for each Interest Period at 11:00 a.m., New York City time, or as soon as practicable thereafter, two (2) Business Days prior to the commencement of such Interest Period and shall use its best efforts to notify the Borrower of the rate of interest so determined. Such determination shall be conclusive absent manifest error.

SECTION 2.12. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrower to support its inventory needs and to finance accounts receivable. No part of the proceeds of any Loan may be used for any purpose that directly or indirectly violates or is inconsistent with, the provisions of Regulations G, T, U or X.

SECTION 2.13. Commitment Fee. The Borrower agrees to pay to the Bank from the date of this Agreement and for so long as the Commitment remains outstanding, on the first Business Day of each month a commitment fee computed at the rate of one quarter (3%) percent per annum (computed on the basis of the actual number of days elapsed over 360 days) on the average daily unused amount of the Commitment, such commitment fee being payable for the calendar month, or part thereof, preceding the payment date.


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

SECTION 2.14. Reduction of Commitment. Upon at least three (3) Business Days' written notice, the Borrower may irrevocably elect to have the unused Commitment terminated in whole or reduced in part provided, however, that any such partial reduction shall be in a minimum amount of Five Hundred Thousand ($500,000.00) Dollars, or whole multiples thereof. The Commitment, once terminated or reduced, shall not be reinstated without the express written approval of the Bank.

SECTION 2.15. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Prime Rate Loan, in whole or in part, without premium or penalty on the same day on which telephonic notice is given to the Bank (immediately confirmed in writing) of such prepayment provided, however, that each such prepayment shall be on a Business Day and shall be in an aggregate principal amount which is an integral multiple of $100,000.00.

(b) The Borrower shall have the right at any time and from time to time, subject to the provisions of this Agreement, to prepay any Eurodollar Loan, in whole or in part, on three (3) Business Days' prior irrevocable written notice to the Bank, provided, however, that such prepayment may only be made on an Interest Determination Date.

(c) The notice of prepayment under this Section 2.15 shall set forth the prepayment date and the principal amount of the Loan being prepaid and shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Each prepayment under this Section 2.15 shall be applied first towards unpaid interest on the amount being prepaid and then towards the principal in whole or partial prepayment of Loans by the Borrower. In the absence of such specification, amounts being prepaid shall be applied first to any Prime Rate Loan. Eurodollar Loans may be prepaid only in accordance with the provisions of paragraph (b) above. In the case of the Term Loan, all partial prepayments of Loans shall be applied to installments of principal of the Term Loan, in the inverse order of maturity.

(d) The Borrower shall make a Cash Flow Recapture Payment of the Term Loan Note not later than 120 days after the end of each fiscal year equal to its Excess Cash Flow for such fiscal year, commencing with the fiscal year ending March 31, 2000. Notwithstanding the foregoing, a Cash Flow Recapture Payment will not be required at the Borrower's option if the Aggregate Outstandings as of the


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

fiscal year ending March 31, 2000 do not exceed the Borrowing Base. In the event that the Borrower elects not to make the Cash Flow Recapture Payment on this basis, at all times after the fiscal year ending March 31, 2000, the Aggregate Outstandings shall not exceed the Borrowing Base, and in the event that the Aggregate Outstandings exceed the Borrowing Base, the Borrower shall make an immediate prepayment of the Term Loan Note or principal payment under the Revolving Credit Note, as the Borrower may elect, in an amount sufficient to cure such deficiency.

SECTION 2.16. Applicable Margin. The Prime Applicable Margin and the LIBOR Applicable Margin shall each be determined on the basis of the Borrower's Cash Flow Leverage Ratio, as calculated based on the Borrower's financial statements for its most recent fiscal year or quarter. The Prime Applicable Margin and the LIBOR Applicable Margin shall be determined as follows:

(a) The Revolving Credit Loans:

The initial Prime Applicable Margin shall be -0- basis points and the initial LIBOR Applicable Margin shall be 150 basis points, and each shall be applicable until delivery of the Borrower's financial statements for its fiscal quarter ending June 30, 1999 pursuant to Section 5.01(b) hereof.

Beginning with delivery of the Borrower's financial statements for the fiscal quarter ending June 30, 1999, and for each fiscal quarter thereafter:

(i) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is less than or equal to 3.00 to 1.00, the Prime Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 150 basis points.

(ii) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00, the Prime Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 175 basis points.

(iii) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is equal to or greater than 3.50 to 1.00, the Prime Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 225 basis


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

points.

(b) The Term Loan.

The initial Prime Applicable Margin shall be -0- basis points and the initial LIBOR Applicable Margin shall be 150 basis points, and each shall be applicable until delivery of the Borrower's consolidated financial statements for its fiscal quarter ending June 30, 1999 pursuant to Section 5.01(b) hereof.

Beginning with delivery of the Borrower's financial statements for the fiscal quarter ending June 30, 1999, and for each fiscal quarter thereafter:

(i) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is less than or equal to 3.00 to 1.00, the Prime Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 150 basis points.

(ii) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is greater than 3.00 to 1.00 but less than or equal to 3.25 to 1.00, the Prime Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 175 basis points.

(iii) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is greater than 3.25 to 1.00 but less than or equal to 3.50 to 1.00, the Prime Applicable Margin shall be -0- basis points and the LIBOR Applicable Margin shall be 200 basis points.

(iv) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is greater than 3.50 to 1.00 but less than or equal to 3.75 to 1.00, the Prime Applicable Margin shall be 125 basis points and the LIBOR Applicable Margin shall be 225 basis points.

(v) if the Borrower's Cash Flow Leverage Ratio as of the end of such fiscal year or quarter (calculated on an annualized basis during the fiscal year ending March 31, 2000) is greater than 3.75, the Prime Applicable Margin shall be 250 basis points and the LIBOR Applicable Margin shall be 250 basis points.

The Bank shall determine the Applicable Margins within five (5) Business Days


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

of its receipt of all required financial statements and certificates.

In the event that the Borrower's financial statements for the fiscal quarter ending June 30, 1999 indicate that the Libor Applicable Margin or the Prime Applicable Margin should have been higher for such period, such Applicable Margin shall be adjusted for both the Term Loan and the Revolving Credit Loans retroactively based upon the average amounts owing under the Notes for such period, with such adjustment amount to be payable on September 1, 1999.


Upon the occurrence and during the continuance of a Default or an Event of Default the Prime Applicable Margin and the LIBOR Applicable Margin may, as a result of changes in the Borrower's Senior Debt to EBITDA Ratio, increase but will not decrease.

SECTION 2.17. Eurocurrency Reserve Requirement. It is understood that the cost to the Bank of making or maintaining Eurodollar Loans may fluctuate as a result of the applicability of, or change in, the Eurocurrency Reserve Requirement. The Borrower agrees to pay to the Bank from time to time, as provided in Section
2.18 below, such amounts as shall be necessary to compensate the Bank for the portion of the cost of making or maintaining any Eurodollar Loans made by it resulting from any change in the Eurocurrency Reserve Requirement, it being understood that the rates of interest applicable to Eurodollar Loans hereunder have been determined on the basis of the Eurocurrency Reserve Requirement in effect at the time of determination of the Reserve Adjusted LIBOR Rate and that such rates do not reflect costs imposed on the Bank in connection with any change to the Eurocurrency Reserve Requirement. It is agreed that for purposes of this paragraph the Eurodollar Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D without benefit or credit of proration, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

SECTION 2.18. Increased Costs. If, after the date of this Agreement, the adoption of, or any change in, any applicable law, regulation, rule or directive, or any interpretation thereof by any authority charged with the administration or interpretation thereof:

(i) subjects the Bank to any tax with respect to its Commitment, the Loans, the Notes or on any amount paid or to be paid under or pursuant to this Agreement, the Loans or the Notes (other than any tax measured by or based


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upon the overall net income of the Bank);

(ii) changes the basis of taxation of payments to the Bank of any amounts payable hereunder (other than any tax measured by or based upon the overall net income of the Bank);

(iii) imposes, modifies or deems applicable any reserve, capital adequacy or deposit requirements against any assets held by, deposits with or for the account of, or loans made by, the Bank; or

(iv) imposes on the Bank any other condition affecting its Commitment, the Loans, the Notes or this Agreement; and the result of any of the foregoing is to increase the cost to the Bank of maintaining this Agreement or the Commitment or making the Loans, or to reduce the amount of any payment (whether of principal, interest or otherwise) receivable by the Bank or to require the Bank to make any payment on or calculated by reference to the gross amount of any sum received by it, in each case by an amount which the Bank in its sole judgment deems material, then and in any such case:

(a) the Bank shall promptly advise the Borrower of such event, together with the date thereof, the amount of such increased cost or reduction or payment and the way in which such amount has been calculated; and

(b) the Borrower shall pay to the Bank, within ten (10) days after the advice referred to in subsection (a) hereinabove, such an amount or amounts as will compensate the Bank for such additional cost, reduction or payment for so long as the same shall remain in effect.

The determination of the Bank as to additional amounts payable pursuant to this
Section 2.18 shall be conclusive evidence of such amounts absent manifest error.

SECTION 2.19. Capital Adequacy. If the Bank shall have determined that the applicability of any law, rule, regulation or guideline, or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of its obligations hereunder to a level below that which the Bank or the Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

SECTION 2.20. Change in Legality. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if any change after the date hereof in law, rule, regulation, guideline or order, or in the interpretation thereof by any governmental authority charged with the administration thereof, shall make it unlawful for the Bank to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan, then, by written notice to the Borrower, the Bank may:

(i) declare that Eurodollar Loans will not thereafter be made hereunder, whereupon the Borrower shall be prohibited from requesting such Eurodollar Loans hereunder unless such declaration is subsequently withdrawn; and

(ii) require that, subject to the provisions of Section 2.06, all outstanding Eurodollar Loans made by it be converted to a Prime Rate Loan, whereupon all of such Eurodollar Loans shall be automatically converted to an Alternate Base Rate Loan as of the effective date of such notice as provided in paragraph (b) below.

(b) For purposes of this Section 2.20, a notice to the Borrower by the Bank pursuant to paragraph (a) above shall be effective, for the purposes of paragraph (a) above, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then current Interest Period; otherwise, such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.21. Indemnity. The Borrower will indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or the occurrence of any

Event of Default, including but not limited to any loss or expense sustained or incurred in liquidating or employing deposits from third parties acquired to affect or maintain such Loan or any part thereof. When claiming under this
Section 2.26, the Bank shall provide to the Borrower a statement, signed by an officer of the Bank, explaining the amount of any such loss or expense (including the calculation of such amount), which statement shall, in the absence of manifest error, be conclusive with respect to the parties hereto.

SECTION 2.22. Change in LIBOR; Availability of Rates. In the event, and on each occasion, that, on the day the interest rate for any Eurodollar Loan is to be determined, for a requested Eurodollar Loan, the Bank shall have determined (which determination, absent manifest error, shall be conclusive and binding upon the Borrower) that dollar deposits in the amount of the principal amount of the requested Eurodollar Loan are not generally available in the London Interbank Market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, such Eurodollar Loan shall be unavailable. The Bank shall, as soon as practicable thereafter, given written, telex or telephonic notice of such determination of unavailability to the Borrower. Any request by the Borrower for an unavailable Eurodollar Loan shall be deemed to have been a request for a Prime Rate Loan. After such notice shall have been given and until the Bank shall have notified the Borrower that the circumstances giving rise to such notice no longer exist, each subsequent request for an unavailable Eurodollar Loan shall be deemed to be a request for a Prime Rate Loan.

SECTION 2.23. Authorization to Debit Borrower's Account. The Bank is hereby authorized to debit the Borrower's account maintained with the Bank for (i) all scheduled payments of principal and/or interest under the Notes, and (ii) the commitment fee and all other amounts due hereunder; all such debits to be made on the days such payments are due in accordance with the terms hereof.

SECTION 2.24. Late Charges, Default Interest. (a) If the Borrower shall default in the payment of any principal installment of or interest on any Loan or any other amount becoming due hereunder, the Borrower shall pay interest, to the extent permitted by law, on such defaulted amount up to the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to three (3%) percent in excess of the interest rate otherwise in effect with respect to the type of Loan in connection with which the required payments have not been made.


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

(b) Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay interest on all amounts owing under the Notes and this Agreement (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to three (3%) percent in excess of the interest rate otherwise in effect hereunder.

SECTION 2.25. Payments. All payments by the Borrower hereunder or under the Notes shall be made in Dollars in immediately available funds at the office of the Bank by 12:00 noon, New York City time on the date on which such payment shall be due. Interest on the Notes shall accrue from and including the date of each Loan to but excluding the date on which such Loan is paid in full or refinanced with a Loan of a different type.

SECTION 2.26. Interest Adjustments. (a) If the provisions of this Agreement or the Notes would at any time otherwise require payment by the Borrower to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law the interest payments shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under the Notes in an amount less than the amount otherwise provided, such deficit (hereinafter called the "Interest Deficit") will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under the Notes for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

(b) The amount of the Interest Deficit shall be treated as a prepayment penalty and paid in full at the time of any optional prepayment by the Borrower to the Bank of all outstanding Loans. The amount of the Interest Deficit relating to the Notes at the time of any complete payment of the Notes at that time outstanding (other than an optional prepayment thereof) shall be cancelled and not paid.

SECTION 2.27. Participations, Etc. The Bank shall have the right at any time, with or without notice to the Borrower, (i) to sell, assign, transfer or negotiate all or any part of the Term Loan Note, the Revolving Credit Note or the Commitment to any Affiliate of the Bank (whether foreign or domestic), or
(ii) to grant participations therein to one or more banks, insurance companies or other financial institutions, pension funds or mutual funds. The Borrower agrees and consents to the Bank providing financial and other information regarding its business and operations to prospective purchasers or participants and further agrees that to the extent that the Bank should sell, assign, transfer or negotiate all or any part of the Notes or the Commitment, the Bank shall be forever released and discharged from its obligations under the Notes, the Commitment and this Agreement to the extent same is sold, assigned, transferred or negotiated. Nothing herein shall be read or construed as prohibiting or otherwise limiting the ability or right of the Bank to pledge any Note to a Federal Reserve Bank.

                                   ARTICLE IIA

                  THE LETTERS OF CREDIT AND BANKERS ACCEPTANCES

SECTION 2A.01. Letters of Credit. (a) On the terms and conditions set forth herein, the Bank agrees, from time to time on any Business Day during the period from the date of this Agreement to the Maturity Date to issue Letters of Credit for the account of the Borrower. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b) The Bank has no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank from issuing such Letter of Credit or any requirement of law applicable to the Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Bank prohibits, or requests that the Bank refrain from, the issuance of documentary or standby letters of credit generally or such Letter of Credit in particular or imposes upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or imposes upon the Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Bank in good faith deems material to it;

(ii) the Bank has received written notice from the Borrower, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article III is not then satisfied;

(iii) the expiry date of any requested documentary Letter of Credit is (x) more than one (1) year from its date of issuance or (y) later than five (5) Business Days prior to the Maturity Date;

(iv) the expiry date of any requested standby Letter of Credit is (x) more than one hundred eighty (180) days from its date of issuance or (y) later than five
(5) Business Days prior to the Maturity Date;


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

(v) the aggregate L/C Exposure for standby Letters of Credit, after giving effect to the requested Letter of Credit, shall exceed $500,000.00;

(vi) the aggregate L/C Exposure for documentary Letters of Credit, after giving effect to the requested Letter of Credit, shall exceed $4,000,000.00; or

(vii) any requested Letter of Credit is not in form and substance acceptable to the Bank, or the issuance of a Letter of Credit violates any applicable policies of the Bank.

SECTION 2A.02. Issuance of Letters of Credit. Each Letter of Credit shall be issued upon the request of the Borrower (which request shall be irrevocable), received by the Bank in accordance with arrangements between the Bank and the Borrower to provide the Bank electronically with the information necessary to issue, amend or renew Letters of Credit. The arrangements between the Borrower and the Bank are set forth in the L/C Documents (other than the Letters of Credit) between the Bank and the Borrower. To the extent any term in any such L/C Documents (other than a Letter of Credit) conflicts with or is inconsistent with the terms of this Agreement, the term most favorable to the Bank shall apply, and the Bank may exercise its rights under either such L/C Document or this Agreement vis-a-vis the Borrower, but subject in any event to the provisions herein with respect to sharing and notification. If any such inconsistency exists, the Bank shall not be deemed to have waived any rights hereunder, nor shall the Bank be deemed to have waived any rights under such L/C Document, by reason of such inconsistency.

SECTION 2A.03 Role of the Bank. (a) The Bank shall not have any responsibility to obtain any document in connection with paying any draw under a Letter of Credit (other than any required sight or time draft, certificate and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Bank, nor any of its officers, directors or employees, nor any of the respective correspondents, participants or assignees of the Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of
Section 2A.04; provided, however, that the Borrower may have a claim against the Bank, and the Bank may be liable to the Borrower, to the extent of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a required sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reasons.

SECTION 2A.04. Obligations Absolute. The obligations of the Borrower under this Agreement and any L/C Documents to reimburse the Bank for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the L/C Documents under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any L/C
Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Documents;

(iii) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

SECTION 2A.05. Uniform Customs and Practices. The Uniform Customs and Practices for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.

SECTION 2A.06. Letter of Credit Fees and Commissions. (a) In the case of documentary Letters of Credit, the Borrower shall pay to the Bank (i) a fee equal to 0.125% of the face amount of such Letter of Credit, payable upon its issuance, and (ii) a payment commission equal to 0.25% of the amount drawn, payable on the date of presentment of the required documents under the Letter of Credit.

(b) In the case of standby Letters of Credit, the Borrower shall pay to the Bank a per annum commission equal to 1.25% of the face amount of such Letter of Credit, payable semi-annually in advance.

SECTION 2A.07. Bankers Acceptances. (a) On the terms and conditions set forth herein and in the B/A Documents, the Bank agrees, from time to time on any Business Day during the period from the date of this Agreement to the Maturity Date to create Bankers Acceptances for the account of the Borrower.

(b) The Bank has no obligation to create any Bankers Acceptance if:

(i) any order, judgment or decree of any governmental authority or arbitrator purports by its terms to enjoin or restrain the Bank from creating such Bankers Acceptance or any requirement of law applicable to the Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Bank prohibits, or requests that the Bank refrain from, the creation of Bankers Acceptances generally or such Bankers Acceptance in particular or imposes upon the Bank with respect to such Bankers Acceptance any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or imposes upon the Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the Bank in good faith deems material to it;

(ii) the Bank has received written notice from the Borrower, on or prior to the Business Day prior to the requested date of creation of such Bankers Acceptance, that one or more of the applicable conditions contained in Article III is not then satisfied;

(iii) the expiry date of any requested Bankers Acceptance is (x) more than one hundred eighty (180) days from its date of issuance or (y) later than five (5) Business Days prior to the Maturity Date;

(iv) the aggregate B/A Exposure, after giving effect to the requested Bankers Acceptance, shall exceed $8,500,000.00; or

(v) any Bankers Acceptance is not in form and substance acceptable to the Bank, or violates any applicable policies of the Bank.

SECTION 2A.08. Bankers Acceptance Fees and Commissions. The Borrower shall pay to the Bank a per annum commission equal to 1.25% of the face amount of each Bankers Acceptance created, payable in advance.

                                   ARTICLE III

                              CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to the Making of the Term Loan and the Initial Revolving Credit Loan. The obligation of the Bank to make the Term Loan and the initial Revolving Credit Loan contemplated by this Agreement is subject to the condition precedent that the Bank shall have received from the Borrower the following, in form and substance satisfactory to the Bank and its counsel:

(a) The Term Loan Note and the Revolving Credit Note duly executed and payable to the order of the Bank.

(b) Certified (as of the date of this Agreement) copies of the resolutions of the Board of Directors of the Borrower authorizing the Loans and authorizing and approving this Agreement and the other Loan Documents and the execution, delivery and performance thereof and certified copies of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents.

(c) A certificate of the Secretary or an Assistant Secretary (attested to by another officer) of the Borrower certifying: (i) the names and true signatures of the officer or officers of the Borrower authorized to sign this Agreement, the Term Loan Note, the Revolving Credit Note and the other Loan Documents to be delivered hereunder on behalf of the Borrower; and (ii) a copy of the Borrower's by-laws as complete and correct on the date of this Agreement.

(d) Copies of the certificate of incorporation and all amendments thereto of the Borrower, certified by the Secretary of State (or equivalent officer) of the state of incorporation of the Borrower and a certificate of existence and good standing with respect to the Borrower from the Secretary of State (or equivalent officer) of the state of incorporation of the Borrower and from the Secretary of State (or equivalent officer) of any state in which the Borrower is authorized to do business.

(e) An opinion of Richard G. Satin, Esq., counsel for the Borrower as to certain matters referred to in Article IV hereof and as to such other matters as the Bank or its counsel may reasonably request.

(f) From the Borrower, an executed Security Agreement giving to the Bank a first priority security interest in all assets of the Borrower including, but not limited to, all personal property, equipment, fixtures, inventory, accounts, chattel paper and general intangibles all whether now owned or hereafter acquired (the "Collateral").

(g) From the Borrower, UCC-1 filings perfecting the Bank's security interests in the Collateral.

(h) A property damage insurance policy for the Collateral in the amount of the greater of (1) the replacement value of the Collateral or (2) the principal amount outstanding under the Loans, naming the Bank as lender loss payee with an insurance company acceptable to the Bank. The policy shall provide for thirty
(30) days notice to the Bank of cancellation or change.

(i) All schedules, documents, certificates and other information provided to the Bank pursuant to or in connection with this Agreement shall be satisfactory to the Bank in all respects.

(k) The following statements shall be true and the Bank shall have received a certificate signed by the President or principal accounting officer of the Borrower dated the date hereof, stating that:

(i) The representations and warranties contained in Article IV of this Agreement and in the Loan Documents are true and correct on and as of such date; and

(ii) No Default or Event of Default has occurred and is continuing, or would result from the making of the Term Loan or the initial Revolving Credit Loan.

(l) All legal matters incident to this Agreement and the Loan transactions contemplated hereby shall be satisfactory to Cullen and Dykman, counsel to the Bank.

(m) The Borrower shall have paid to the Bank an up-front fee of $27,500.00 for the Revolving Credit Loans and $40,000.00 for the Term Loan.

(n) The Bank shall have received evidence that the Borrower has closed the acquisition of certain assets of the medical products division of Acme United Corp.

(o) Receipt by the Bank of such other approvals, opinions or documents as the Bank or its counsel may reasonably request.

SECTION 3.02. Conditions Precedent to All Revolving Credit Loans, all Letters of Credit and all Bankers Acceptances. The obligations of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan), issue each Letter of Credit (including the initial Letter of Credit) and to create each Bankers Acceptance (including the initial Bankers Acceptance) shall be subject to the further condition precedent that on the date of such Revolving Credit Loan, Letter of Credit or Bankers Acceptance, as the case may be:

(a) The following statements shall be true and the Bank shall have received a certificate signed by the President or the principal accounting officer of the Borrower dated the date of such Revolving Credit Loan, stating that:

(i) The representations and warranties contained in Article IV of this Agreement and in the Loan Documents are true and correct on and as of such date as though made on and as of such date; and

(ii) No Default or Event of Default has occurred and is continuing, or would result from such Revolving Credit Loan, Letter of Credit or Bankers Acceptance.

(b) The Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. On the date hereof, on each date that the Borrower requests a Revolving Credit Loan, Letter of Credit or Bankers Acceptance, the Borrower represents and warrants as follows:

(a) On the date hereof, the only Subsidiaries of the Borrower are those set forth on Schedule 4.01(a) annexed hereto, which Schedule accurately sets forth with respect to each such Subsidiary, its name and address, any other addresses at which it conducts business, its state of incorporation and each other jurisdiction in which it is qualified to do business and the identity and share holdings of its stockholders. Except as set forth on Schedule 4.01(a), all of the issued and outstanding shares of each Subsidiary which are owned by the Borrower are owned by the Borrower free and clear of any mortgage, pledge, lien or encumbrance. Except as set forth on Schedule 4.01(a), there are not outstanding any warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of common or capital stock or other equity interest of the Borrower or any Subsidiary of the Borrower, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the common or capital stock of the Borrower or any Subsidiary of the Borrower.

(b) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to own its assets and to transact the business in which it is presently engaged and is duly qualified and is in good standing in all other jurisdictions where the character or nature of its business requires such qualification.

(c) The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower's corporate power and have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the stockholders of the Borrower;
(ii) do not contravene the Borrower's certificate of incorporation, charter or by-laws; (iii) violate any provision of or any law, rule, regulation, contractual restriction, order, writ, judgment, injunction, or decree, determination or award binding on or affecting the Borrower; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; and (v) result in, or require, the creation or imposition of any Lien (other than the Lien of the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is a party, except authorizations, approvals, actions, notices or filings which have been obtained, taken or made, as the case may be.

(e) The Loan Documents when delivered hereunder will have been duly executed and delivered on behalf of the Borrower and will be legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(f) The financial statements of the Borrower for the fiscal year ended March 31, 1998 and the fiscal quarter ended December 31, 1998, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower as at such date and the results of operations of the Borrower for the period ended on such date, all in accordance with GAAP, and since such date there has been (i) no material increase in the liabilities of the Borrower and (ii) no Material Adverse Change in the Borrower.

(g) There is no pending or threatened action, proceeding or investigation affecting the Borrower or any Subsidiary of the Borrower before any court, governmental agency or arbitrator, which may either in one case or in the aggregate, result in a Material Adverse Change in the Borrower or any such Subsidiary.

(h) The Borrower and each Subsidiary of the Borrower have filed all federal, state and local tax returns required to be filed and have paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties.

(i) The Borrower and each Subsidiary of the Borrower possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any such Subsidiary are in violation of any similar rights of others.

(j) The Borrower is not a party to any indenture, loan or credit agreement or any other agreement, lease or instrument or subject to any charter or corporate restriction which could result in a Material Adverse Change in the Borrower.

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other way which will cause the Borrower to violate the provisions of Regulations G, T, U or X.

(l) No proceeds of any Loan will be used to acquire any security in any transaction which is subject to Sections 13 or 14 of the Securities Exchange Act of 1934.

(m) The Borrower and each Subsidiary of the Borrower are in all material respects in compliance with all federal and state laws and regulations in all jurisdictions where the failure to comply with such laws or regulations could result in a Material Adverse Change in the Borrower or any such Subsidiary.

(n) The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower, any Subsidiary of the Borrower, nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of ERISA for calculating the potential liability of the Borrower, any such Subsidiary or any ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and neither the Borrower, any such Subsidiary nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

(o) The Borrower and each Subsidiary of the Borrower are in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials and neither the Borrower nor any such Subsidiary has used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by the Borrower or any such Subsidiary in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and that to the best of the Borrower's and such Subsidiaries' knowledge, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(p) The proceeds of the Term Loan and the Revolving Credit Loans shall be used exclusively for the purposes set forth in Sections 2.07 and 2.12 hereof.

(q) The properties and assets of the Borrower are not subject to any Lien other than those described in Section 5.02(a) hereof.

(r) Neither the business nor the properties of the Borrower or any Subsidiary of the Borrower are affected by any fire, explosion, accident, strike, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could result in a Material Adverse Change in the Borrower or any such Subsidiary.

(s) The Lien on the Collateral created by the Security Agreements constitute valid first priority perfected security interests in favor of the Bank.

(t) The Borrower has disclosed to the Bank all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated.


                                    ARTICLE V

                            COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any amount shall remain outstanding under the Term Loan Note or the Revolving Credit Note, or so long as the Commitment shall remain in effect, the Borrower will, unless the Bank shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply, and cause each Subsidiary of the Borrower to comply, in all material respects with all applicable laws, rules, regulations and orders, where the failure to so comply could result in a Material Adverse Change in the Borrower or any such Subsidiary.

(b) Reporting Requirements. Furnish to the Bank: (i) Annual Financial Statements. (x) As soon as available and in any event within one hundred twenty
(120) days after the end of each fiscal year of the Borrower, a copy of the audited financial statements of the Borrower for such year, including balance sheets with related statements of income and retained earnings and statements of cash flows, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, together with an unqualified opinion, prepared by independent certified public accountants selected by the Borrower and satisfactory to the Bank, all such financial statements to be prepared in accordance with GAAP, and (y) as soon as available and in any event not later


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

than the date it is required to be filed with the Securities and Exchange Commission, a copy of Form 10-K for each fiscal year of the Borrower.

(ii) Quarterly Financial Statements. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter, a copy of Form 10-Q for each fiscal quarter of the Borrower, including the financial statements of the Borrower for such quarter and for year to date, including a balance sheet with a related statement of income and retained earnings and a statement of cash flows, all in reasonable detail and setting forth in comparative form the figures for the comparable quarter and comparable year to date period for the previous fiscal year, all such financial statements to be prepared by management of the Borrower in accordance with GAAP.

(iii) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with the examination of the financial statements of the Borrower made by such accountants;

(iv) Certificate of No Default. Simultaneously with the delivery of the financial statements referred to in Section 5.01(b)(i) and (ii), a certificate of the President or the principal accounting officer of the Borrower (1) certifying that no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto; and (2) with computations demonstrating compliance with the covenants contained in Section 5.03.

(v) Intentionally omitted.

(vi) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary of the Borrower which, if determined adversely to the Borrower or any such Subsidiary could result in a Material Adverse Change in the Borrower or any such Subsidiary.

(vii) Notice of Defaults and Events of Default. As soon as possible and in any event within five (5) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(viii) ERISA Reports. Promptly after the filing or receiving thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary of the Borrower files with or receives from the PBGC, the Internal Revenue Service or the U.S. Department of Labor under ERISA; and as soon as possible after the Borrower or any such Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any such Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Borrower will deliver to the Bank a certificate of the President or the principal accounting officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Borrower proposes to take with respect thereto;

(ix) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 5.01(b).

(x) Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

(xi) Notice of Affiliates. Promptly after any Person becomes an Affiliate of the Borrower, notice to the Bank of such Affiliate.

(xii) Borrowing Base Certificate. As soon as available and in any event within fifteen (15) days after the end of each month, a Borrowing Base Certificate in form and substance satisfactory to the Bank.

(xiii) Accounts Receivable Aging. As soon as available and in any event within fifteen (15) days after the end of each month, an accounts receivable aging in form and substance satisfactory to the Bank.

(xiv) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary of the Borrower as the Bank may from time to time reasonably request.

(c) Taxes. Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges upon it or them, its or their income and its or their properties prior to the dates on which penalties are attached thereto, unless and only to the extent that (i) such taxes shall be contested in good faith and by appropriate proceedings by the Borrower or any such Subsidiary, as the case may be; (ii) there be adequate reserves therefor in accordance with GAAP entered on the books of the Borrower or any such Subsidiary; and (iii) no enforcement proceedings against the Borrower or any such Subsidiary have been commenced.

(d) Corporate Existence. Preserve and maintain, and cause its Subsidiaries to preserve and maintain, their corporate existence and good standing in the jurisdiction of their incorporation and the rights, privileges and franchises of the Borrower and each such Subsidiary in each case where failure to so preserve or maintain could result in a Material Adverse Change in the Borrower or such Subsidiary.

(e) Maintenance of Properties and Insurance. (i) Keep, and cause any Subsidiaries to keep, the respective properties and assets (tangible or intangible) that are useful and necessary in its business, in good working order and condition, reasonable wear and tear excepted; (ii) maintain, and cause any Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning properties doing business in the same general areas in which the Borrower and any such Subsidiaries operate; and (iii) cause the Bank to be named as lender loss payee on any such insurance policies.

(f) Books of Record and Account. Keep, and cause any Subsidiaries to keep, adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with GAAP, reflecting all financial transactions of the Borrower and any such Subsidiaries.

(g) Visitation; Field Examination. (i) At any reasonable time, and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the books and records of, and visit the properties of, the Borrower and to discuss the affairs, finances and accounts of the Borrower with any of the officers or directors of the Borrower or the Borrower's independent accountants.

(ii) From time to time, upon reasonable notice under the circumstances and


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

during business hours, allow the Bank to conduct, and cooperate with the Bank in connection therewith, a Field Examination. The fees and expenses of one such Field Examination in each calendar year shall be for the account of the Borrower, unless a Default or Event of Default should occur and be continuing, in which event the Borrower shall be responsible for the costs of all Field Examinations.

(h) Performance and Compliance with Other Agreements. Perform and comply and cause any Subsidiaries to perform and comply, with each of the provisions of each and every agreement the failure to perform or comply with which could result in a Material Adverse Change in the Borrower or any Subsidiary.

(i) Continued Perfection of Liens and Security Interest. Record or file or rerecord or refile the Loan Documents or a financing statement or any other filing or recording or refiling or rerecording in each and every office where and when necessary to preserve and perfect the security interests of the Loan Documents.

(j) Pension Funding. Comply with the following and cause each ERISA Affiliate of the Borrower or any Subsidiary of the Borrower to comply with the following:

(i) engage solely in transactions which would not subject any of such entities to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in either case in an amount in excess of $25,000.00;

(ii) make full payment when due of all amounts which, under the provisions of any Plan or ERISA, the Borrower, any such Subsidiary or any ERISA Affiliate of any of same is required to pay as contributions thereto;

(iii) all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder, including but not limited to Section 412 thereof, and all applicable rules, regulations and interpretations of the Accounting Principles Board and the Financial Accounting Standards Board;

(iv) not fail to make any payments in an aggregate amount greater than $25,000.00 to any Multiemployer Plan that the Borrower, any such Subsidiary or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

(v) not take any action regarding any Plan which could result in the occurrence of a Prohibited Transaction.


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

(k) Licenses. Maintain at all times, and cause each Subsidiary to maintain at all times, all licenses or permits necessary to the conduct of its business or as may be required by any governmental agency or instrumentality thereof.

(l) New Affiliates. Cause any Affiliate of the Borrower formed after the date of this Agreement to become a Guarantor of all obligations of the Borrower to the Bank, whether incurred under this Agreement or otherwise and to secure its obligations as a Guarantor by granting to the Bank a first priority security interest in all personal property of such Affiliate.

(m) Year 2000. The Borrower shall deliver to the Bank evidence that: (x) any reprogramming or other corrective modifications required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's computer systems, and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which the Borrower's computer systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 30, 1999, (y) the cost to the Borrower of such reprogramming, modification and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a default under the Loan Documents or result in a material adverse change in the financial condition, business, operations, properties or results of operations of the Borrower. Except for such of the reprogramming and modifications referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower are, and with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower to conduct its business without causing a Material Adverse Change thereto.

SECTION 5.02. Negative Covenants. So long as any amount shall remain outstanding under the Term Loan Note or the Revolving Credit Note, or so long as the Commitment shall remain in effect, the Borrower will not, without the written consent of the Bank:

(a) Liens, Etc. Create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

(i) Liens in favor of the Bank;

(ii) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(iii) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(iv) Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation;

(v) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(vi) Liens described in Schedule 5.02(a), provided that no such Liens shall be renewed, extended or refinanced;

(vii) Judgment and other similar Liens arising in connection with court proceedings (other than those described in Section 6.01(f)), provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(viii) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the Borrower's occupation, use and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(ix) Purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that:

(1) Any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its respective business and the Lien on any such property


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

is created contemporaneously with such acquisition;

(2) The obligation secured by any Lien so created, assumed, or existing shall not exceed one hundred (100%) percent of lesser of cost or fair market value of the property acquired as of the time of the Borrower acquiring the same;

(3) Each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

(4) The obligation secured by such Lien is permitted by the provisions of
Section 5.02(b) and the related expenditure is permitted by the provisions of
Section 5.03(c).

(b) Debt. Create, incur, assume, or suffer to exist, any Debt, except:

(i) Debt of the Borrower under this Agreement or the Notes or any other Debt of the Borrower owing to the Bank;

(ii) Debt in connection with those certain $5,500,000.00 industrial development revenue bonds issued by Buncombe County Industrial Facilities and Pollution Control Financing Authorities, provided that no such Debt shall be renewed, extended or refinanced;

(iii) Subordinated Debt;

(iv) Accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings;

(v) Debt of the Borrower secured by purchase money Liens permitted by Section 5.02(a)(ix).

(c) Lease Obligations. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (i) Capital Leases permitted by Section 5.02(a), or (ii) leases existing on the date of this Agreement and any extensions or renewals thereof and other leases entered into after the date of this Agreement (other than Capital Leases) which do not in the aggregate require the Borrower to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of any lease) in any fiscal year of the Borrower in excess of $500,000.00.

(d) Merger. Merge into, or consolidate with or into, or have merged into it, any Person; and, for the purpose of this subsection (d), the acquisition or sale by the Borrower by lease, purchase or otherwise, of all, or substantially all, of the common stock or the assets of any Person or of it shall be deemed a merger of such Person with the Borrower other than in connection with Permitted Acquisitions, provided that the total aggregate consideration (whether cash, stock or assumed liabilities) for all Permitted Acquisitions (not including the acquisition of the medical products division of Acme United Corp.) shall not exceed $2,000,000.00 in any fiscal year or $5,000,000.00 in the aggregate during the term of this Agreement.

(e) Sale of Assets, Etc. Sell, assign, transfer, lease or otherwise dispose of any of its assets, (including a saleleaseback transaction) with or without recourse, except for (i) inventory disposed of in the ordinary course of business; and (ii) the sale or other disposition of assets no longer used or useful in the conduct of its business.

(f) Investments, Etc. Make any Investment other than Permitted Investments.

(g) Transactions With Affiliates. Except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or a Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or the Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate.

(h) Prepayment of Outstanding Debt. Pay, in whole or in part, any outstanding Debt (other than Debt owing to the Bank) of the Borrower, which by its terms is not then due and payable.

(i) Guarantees. Guaranty, or in any other way become directly or contingently obligated for any Debt of any other Person (including any agreements relating to working capital maintenance, take or pay contracts or similar arrangements) other than (i) the endorsement of negotiable instruments for deposit in the ordinary course of business; or (ii) guarantees existing on the date hereof and set forth in Schedule 5.02(i) annexed hereto.


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

(j) Change of Business. Materially alter the nature of its business.

(k) Fiscal Year. Change the ending date of its fiscal year from March 31.

(l) Intentionally omitted.

(m) Accounting Policies. Change any accounting policies, except as permitted by GAAP.

(n) Change of Tax Status. Change its tax reporting status as a sub-chapter C corporation.

(o) Dividends, Etc. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such, whether in cash, assets, or in obligations of the Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any share of its capital stock.

(p) Intentionally omitted.

(q) Acquisitions. Make any Acquisition other than a Permitted Acquisition.

(r) Hazardous Material. The Borrower and each Subsidiary of the Borrower shall not cause or permit any property owned or occupied by the Borrower or any such Subsidiary to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations nor shall the Borrower or any such Subsidiary cause or permit, as a result of any intentional or unintentional act or omission on the part of the Borrower or any such Subsidiary or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by the Borrower or any such Subsidiary or onto any other property. The Borrower and each such Subsidiary shall not fail to comply with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall not fail to obtain and comply with, any and all approvals, registrations or permits required thereunder. The Borrower shall execute any documentation required by the Bank in connection with the representations, warranties and covenants contained in this paragraph and Section 4.01 of this Agreement.


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

SECTION 5.03. Financial Requirements. So long as any amount shall remain outstanding under the Term Loan Note, the Revolving Credit Note or the Converted Term Loan Note or so long as the Commitment shall remain in effect:

(a) Minimum Capital Base. The Borrower will maintain at all times, to be tested as of each fiscal quarter end, a minimum Capital Base of not less than the following:

Period                               Minimum Capital Base
------                               --------------------

3/31/99 to 3/30/00                   $ 8,000,000.00
3/31/00 to 3/30/01                   $ 9,000,000.00
3/31/01 to 3/30/02                   $10,500,000.00
3/31/02 to 3/30/03                   $12,500,000.00
3/31/03 and thereafter               $14,500,000.00

(b) Minimum Cash Flow Leverage Ratio. The Borrower will maintain at all times a minimum Cash Flow Leverage Ratio of not less than the following, to be tested quarterly (i) on an annualized basis during the fiscal year ending March 31, 2000, and (ii) on a rolling four quarter basis for each fiscal year thereafter:

Period                   Minimum Cash Flow Leverage Ratio
------                   --------------------------------

4/1/99 to 3/30/00           4.10 to 1.0
3/31/00 to 3/30/01          3.50 to 1.0
3/31/01 to 3/30/02          3.25 to 1.0
3/31/02 and thereafter      3.00 to 1.0

(c) Minimum Fixed Charge Coverage Ratio. The Borrower will maintain at all times, to be tested as of each fiscal quarter end (i) on an annualized basis during the fiscal year ending March 31, 2000, and (ii) on a rolling four quarter basis for each fiscal year thereafter, a minimum Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

(d) Leverage Ratio. The Borrower will maintain at all times, to be tested as of each fiscal quarter end, a Leverage Ratio of not greater than the following:

Period                     Maximum Leverage Ratio
------                     ----------------------

3/31/99 to 3/30/00          3.00 to 1.0


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

3/31/00 to 3/30/01          2.25 to 1.0
3/31/01 to 3/30/02          1.75 to 1.0
3/31/02 and thereafter      1.50 to 1.0

(e) Capital Expenditures. The Borrower will not make Capital Expenditures in excess of the following during any fiscal year of the Borrower:

Fiscal Year Ending              Maximum Capital Expenditures
------------------              ----------------------------

3/31/00                                 $2,500,000.00
Each fiscal year thereafter             $1,500,000.00

In the event that the Borrower expends less than the maximum permitted amount for Capital Expenditures during any fiscal year, such excess may carried over to the next two (2) fiscal years.


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                                   ARTICLE VI

                                EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) The Borrower shall fail to pay any installment of principal of, or interest on, the Term Loan Note or the Revolving Credit Note when due or any fees or other amounts owed in connection with this Agreement; or

(b) Any representation or warranty made by the Borrower herein or in the Loan Documents or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) The Borrower shall fail to perform or observe any term, covenant, or agreement contained in this Agreement in any other Loan Document (other than the Notes) on its part to be performed or observed; or

(d) The Borrower or any Subsidiary of the Borrower shall fail to pay any Debt (excluding Debt evidenced by the Term Loan Note and the Revolving Credit Note) of the Borrower or any such Subsidiary (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e) The Borrower or any Subsidiary of the Borrower shall generally not pay its Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection,


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

relief, or composition of it or its Debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and if instituted against the Borrower or any such Subsidiary shall remain undismissed for a period of 30 days; or the Borrower or any such Subsidiary shall take any action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order or combination of judgments or orders for the payment of money, in excess of $250,000.00 in the aggregate, which sum shall not be subject to full, complete and effective insurance coverage, shall be rendered against the Borrower or any Subsidiary of the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any Guarantor shall fail to perform or observe any term or provision of its Guaranty or any representation or warranty made by any Guarantor (or any of its officers or partners) in connection with such Guarantor's Guaranty shall prove to have been incorrect in any material respect when made; or

(h) Any of the following events occur or exist with respect to the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution of the PBGC of any such proceedings; (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Borrower, any such Subsidiary or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $50,000.00; or

(i) This Agreement or any other Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of any document or


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

instrument delivered pursuant to this Agreement shall be contested by the Borrower or any party to such document or instrument or the Borrower or any party to such document or instrument shall deny that it has any or further liability or obligation under any such document or instrument; or

(j) An event of default specified in any Loan Document other than this Agreement shall have occurred and be continuing.

SECTION 6.02. Remedies on Default. Upon the occurrence and continuance of an Event of Default the Bank may by notice to the Borrower, (i) terminate the Commitment, (ii) declare the Term Loan Note, the Revolving Credit Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Commitment shall be terminated, the Term Loan Note, the Revolving Credit Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (ii) proceed to enforce its rights whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or any Loan Document, or in aid of the exercise of any power granted in either this Agreement or any Loan Document or proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of its rights, or proceed to enforce any other legal or equitable right which the Bank may have by reason of the occurrence of any Event of Default hereunder or under any Loan Document, provided, however, upon the occurrence of an Event of Default referred to in Section 6.01(e), the Commitment shall be immediately terminated, the Term Loan Note and the Revolving Credit Note, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Any amounts collected pursuant to action taken under this Section 6.02 shall be applied to the payment of, first, any costs incurred by the Bank in taking such action, including but without limitation attorneys fees and expenses, second, to payment of the accrued interest on the Term Loan Note and the Revolving Credit Note, and third, to payment of the unpaid principal of the Term Loan Note and the Revolving Credit Note.

SECTION 6.03. Remedies Cumulative. No remedy conferred upon or reserved to the Bank hereunder or in any Loan Document is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or any Loan Document or now or hereafter existing at law or in equity. No delay or omission


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

to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Bank to exercise any remedy reserved to it in this Article VI, it shall not be necessary to give any notice, other than such notice as may be herein expressly required in this Agreement or in any Loan Document.


                                   ARTICLE VII

                                  MISCELLANEOUS

SECTION 7.01. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any provision of any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed, sent by facsimile or delivered, if to the Borrower, at the address of the Borrower set forth at the beginning of this Agreement and if to the Bank, at the address of the Bank set forth at the beginning of this Agreement to the attention of Richard Romano, V.P., or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section 7.02 to the other parties. All such notices and communications shall be effective when mailed, telegraphed or delivered, except that notices to the Bank shall not be effective until received by the Bank.

SECTION 7.03. No Waiver, Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right, power or remedy under any Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 7.04. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation,


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execution, delivery and administration of this Agreement, the Term Loan Note, the Revolving Credit Note, the Converted Term Loan Note and any other Loan Documents, including, without limitation, the fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement, and all costs and expenses, if any (including counsel fees and expenses), in connection with the enforcement of this Agreement, the Term Loan Note, the Revolving Credit Note and any other Loan Documents. The Borrower shall at all times protect, indemnify, defend and save harmless the Bank from and against any and all claims, actions, suits and other legal proceedings, and liabilities, obligations, losses, damages, penalties, judgments, costs, expenses or disbursements which the Bank may, at any time, sustain or incur by reason of or in consequence of or arising out of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Borrower acknowledges that it is the intention of the parties hereto that this Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Bank's gross negligence or willful misconduct. The provisions of this
Section 7.04 shall survive the payment of the Notes and the termination of this Agreement.

SECTION 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank, Chemical Securities, Inc., or any other affiliate of the Bank, to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement and the Term Loan Note and the Revolving Credit Note, irrespective of whether or not the Bank shall have made any demand under this Agreement or the Term Loan Note or the Revolving Credit Note and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to all other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.


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SECTION 7.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter it shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have any right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

SECTION 7.07. Further Assurances. The Borrower agrees at any time and from time to time at its expense, upon request of the Bank or its counsel, to promptly execute, deliver, or obtain or cause to be executed, delivered or obtained any and all further instruments and documents and to take or cause to be taken all such other action the Bank may deem desirable in obtaining the full benefits of, this Agreement or any other Loan Document.

SECTION 7.08. Guarantor and Subsidiary References. Any references in this Agreement to Guarantors and/or Subsidiaries shall refer to any such Guarantors and/or Subsidiaries if they are in existence. If no such Guarantors or Subsidiaries exist, such references shall be of no effect.

SECTION 7.09. Section Headings, Severability, Entire Agreement. Section and subsection headings have been inserted herein for convenience only and shall not be construed as part of this Agreement. Every provision of this Agreement and each Loan Document is intended to be severable; if any term or provision of this Agreement, any Loan Document, or any other document delivered in connection herewith shall be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. All exhibits and schedules to this Agreement shall be annexed hereto and shall be deemed to be part of this Agreement. This Agreement and the exhibits and schedules attached hereto embody the entire Agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 7.10. Governing Law. This Agreement, the Term Loan Note, the Revolving Credit Note and the Converted Term Loan Note and all other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 7.11. Waiver of Jury Trial. The Borrower and the Bank waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Agreement or any Loan Document.


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SECTION 7.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     MEDICAL ACTION INDUSTRIES INC.




                                      By: /s/ Paul D. Meringola
                                          -----------------------------------
                                              Paul D. Meringola
                                              President


                                      EUROPEAN AMERICAN BANK

                                      By: /s/ Richard Romano
                                          -----------------------------------
                                              Richard Romano


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